Exhibit 5.1

Farmmi, Inc. Fl 1, Building No. 1, 888 Tianning Street Liandu District Lishui, Zhejiang Province People’s Republic of China 323000

Campbells LLP

Floor 4, Willow House, Cricket Square

Grand Cayman

KY1-9010

Cayman Islands

D +1 345 914 5845

T +1 345 949 2648

E dmagee@campbellslegal.com

campbellslegal.com

Our Ref: RBS/DPM/16074-30576

Your Ref:

CAYMAN | BVI | HONG KONG

14 September 2021

Dear Sirs

Farmmi, Inc. – Issuance of Ordinary Shares and Pre-Funded Warrants

We have acted as Cayman Islands legal advisers to Farmmi, Inc. (the "Company"), a Cayman Islands exempted company, in connection with that certain Underwriting Agreement (the “Underwriting Agreement”) entered into by and between the Company and Aegis Capital Corp (the “Underwriter”), pursuant to which the Company is issuing to the Underwriter an aggregate of 368,261,717 of the Company’s securities (the “Securities”), consisting of (1) 93,111,717 ordinary shares, par value $0.001 per share (the “Shares”) and (2) 275,150,000 pre-funded warrants (each a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”), to purchase 275,150,000 ordinary shares of the Company at an exercise price of $0.0001 per share (“Warrant Shares”) until such time as the Pre-Funded Warrant is exercised in full, subject to adjustment as provided in the Pre-funded Warrant. The public offering (the “Offering”) of the Securities are effected as a takedown off the Company’s shelf registration statement on Form F-3 (File No. 333-254036) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), and are included in the prospectus dated 16 March 2021 (the “Base Prospectus”) and the prospectus supplement dated 13 September 2021 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”).

1	Assumptions

1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions, the Director’s Certificate and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

The Cayman Islands firm known as “Campbells” converted from a firm to a Cayman Islands limited liability partnership known as “Campbells LLP” on 25 February 2021.

1.3	All signatures, initials and seals are genuine;

1.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

1.5	The Securities to be offered and issued by the Company pursuant to the Underwriting Agreement, the issuance of the Warrant Shares upon exercise of the Pre-Funded Warrants, the Warrant Agreement (each as defined below) and the Registration Statement (together, the “Documents”) will be issued by the Company against payment in full, in accordance with the Documents and be duly registered in the Company’s register of members;

1.6	The A&R Memorandum and Articles (as defined below) remain in full force and effect and are unamended;

1.7	The Resolutions and were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

1.8	The authorized shares of the Company as set out in the A&R Memorandum and Articles have not been amended;

1.9	That the validity and binding effect under the laws of the United States of America of the Registration Statement;

1.10	The transactions contemplated under the Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

1.11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective A&R Memorandum and Articles of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be;

1.12	That there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statement.

2	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

2.1	A copy of the Prospectus which forms part of the Registration Statement;

2.2	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 28 July 2015;

2.3	A copy of the statutory register of directors of the Company as maintained at its registered office in the Cayman Islands, certified as true by a director on 15 September 2021;

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2.4	A copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 22 July 2021 certified as true pursuant to the Director’s Certificate (the "A&R Memorandum and Articles");

2.5	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 13 September 2021 (the "Certificate of Good Standing");

2.6	A copy of the written resolutions of the board of directors of the Company dated 11 September 2021 (the "Resolutions");

2.7	A copy of the underwriting agreement dated 13 September 2021 by and between the Company and Aegis Capital Corp. to serve as the underwriter (the “Underwriting Agreement”);

2.8	A copy of the warrant agent agreement dated 13 September 2021 by and between the Company and TranShare Corporation to serve as the warrant agent (the “Warrant Agreement”);

2.9	A copy of the director’s certificate issued by a director of the Company in our favour on 14 September 2021 (the “Director’s Certificate”); and

2.10	The records of proceedings of the Company on file with, and available for inspection on 14 September 2021, at the Grand Court of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; (ii) the Pre-Funded Warrants have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company; and (iii) the Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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4.2	In this opinion, the phrase "non-assessable" means, with respect to the Shares, Pre-Funded Warrants and Warrant Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares, Pre-Funded Warrants and Warrant Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

Yours faithfully

/s/ Campbells LLP

Campbells LLP

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